Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ProMIS Neurosciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value per share		$—	$—	$—	—	$—
Fees to Be Paid	Equity	Preferred Shares, no par value per share		—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities		—	—	—	—	—
Fees to Be Paid	Other	Subscription Receipts		—	—	—	—	—
Fees to Be Paid	Other	Warrants		—	—	—	—	—
Fees to Be Paid	Other	Units		—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf (1)	—	457(o)	$100,000,000	—	$100,000,000	$0.0001102	$11,020.00
Fees to Be Paid
				Total Offering Amounts		$100,000,000		$11,020.00
				Total Fees Previously Paid				—
				Total Fee Offsets				—
				Net Fee Due				$11,020.00

(1)

There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, warrants, and units of ProMIS Neurosciences Inc. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed $100,000,000 (or its equivalent in any other currency used to denominate the securities). Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, warrants, and units as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.